Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF NOVEMBER 13, 2022

BY AND BETWEEN

WASHINGTON FEDERAL, INC.

AND

LUTHER BURBANK CORPORATION

Page

Article I CERTAIN DEFINITIONS	1

1.01	Certain Definitions	1

Article II THE MERGER	11

2.01	The Merger	11
2.02	Effective Date and Effective Time; Closing	12
2.03	Bank Merger	13

Article III CONSIDERATION AND EXCHANGE PROCEDURES	13

3.01	Conversion of Shares	13
3.02	Exchange Procedures	13
3.03	Rights as Shareholders	16
3.04	No Fractional Shares	16
3.05	Anti-Dilution Provisions	16
3.06	Withholding Rights	16
3.07	LBC Restricted Stock and LBC Restricted Stock Units	17
3.08	Reservation of Shares	18

Article IV ACTIONS PENDING ACQUISITION	18

4.01	Forbearances of LBC	18
4.02	Forbearances of WAFD	22

Article V REPRESENTATIONS AND WARRANTIES	24

5.01	Disclosure Schedules	24
5.02	Standard	24
5.03	Representations and Warranties of LBC	24
5.04	Representations and Warranties of WAFD	47

Article VI COVENANTS	54

6.01	Reasonable Best Efforts	54
6.02	Shareholder Approval	54
6.03	Registration Statement	55
6.04	Regulatory Filings	56
6.05	Press Releases	57
6.06	Access; Information	57
6.07	Acquisition Proposals	60
6.08	Certain Policies	61
6.09	Nasdaq Listing	61

i

(Continued)

Page

6.10	Indemnification	62
6.11	Benefit Plans	63
6.12	Appointment of Directors; Regional President	65
6.13	Notification of Certain Matters	66
6.14	Estoppel Letters	66
6.15	Assumption of Debt Obligations	66
6.16	Antitakeover Statutes	66
6.17	Consents	66
6.18	Exemption from Liability Under Section 16(b)	66
6.19	Luther Burbank Corporation Foundation	66
6.20	Tax Sharing Agreements	66

Article VII CONDITIONS TO CONSUMMATION OF THE MERGER	66

7.01	Conditions to Each Party’s Obligation to Effect the Merger	66
7.02	Conditions to Obligation of LBC	67
7.03	Conditions to Obligation of WAFD	68

Article VIII TERMINATION	69

8.01	Termination	69
8.02	Effect of Termination and Abandonment	70

Article IX MISCELLANEOUS	72

9.01	Survival	72
9.02	Waiver; Amendment	72
9.03	Counterparts	72
9.04	Governing Law	72
9.05	Expenses	72
9.06	Notices	72
9.07	Entire Understanding; Limited Third Party Beneficiaries	73
9.08	Severability	74
9.09	Enforcement of the Agreement	74
9.10	Interpretation	74
9.11	Assignment	74
9.12	Alternative Structure	74
9.13	Confidential Supervisory Information	75

ii

(Continued)

Page

ANNEXES

ANNEX A	Form of Shareholder Agreement	A-1
ANNEX B	Bank Merger Agreement	B-1

SCHEDULES

SCHEDULE 1.01(a)	Key Shareholders
SCHEDULE 1.01(b)	LBC Subordinated Debentures
SCHEDULE 1.01(c)	Merger Related Expenses
SCHEDULE 1.01(d)	Senior Officers
SCHEDULE 4.01(a)	Ordinary Course
SCHEDULE 4.01(b)	Capital Stock
SCHEDULE 4.01(d)	Compensation; Employment Agreements; Etc.
SCHEDULE 4.01(e)	Hiring
SCHEDULE 4.01(f), (f)(i) and (f)(ii)	Benefit Plans
SCHEDULE 4.01(g)(iv)	Dispositions
SCHEDULE 4.01(i)	Capital Expenditures
SCHEDULE 4.01(l)	Contracts
SCHEDULE 4.01(m)	Claims
SCHEDULE 4.01(n)	Banking Operations
SCHEDULE 4.01(p)	Derivatives Contracts
SCHEDULE 4.01(q)	Indebtedness
SCHEDULE 4.01(r)	Investment Securities
SCHEDULE 4.01(s)	Loans
SCHEDULE 4.01(u)	Tax Elections
SCHEDULE 4.02(b)	Capital Stock
SCHEDULE 4.02(g)	Acquisitions
SCHEDULE 6.10(a)	Indemnification
SCHEDULE 6.11(c)	Sponsor Entities
SCHEDULE 6.11(d)	Severance Policy
SCHEDULE 6.14	Estoppel Letters

iii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 13, 2022 by and between Washington Federal, Inc. (“WAFD”) and Luther Burbank Corporation (“LBC”).

RECITALS

A.            LBC. LBC is a California corporation, having its principal place of business in Santa Rosa, California.

B.            WAFD. WAFD is a Washington corporation, having its principal place of business in Seattle, Washington.

C.            Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated for United States federal income Tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” (as such term is used in Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g)) for such purposes.

D.            Board Action. The respective Boards of Directors of each of WAFD and LBC have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.            Key Shareholder Agreements. As a material inducement to WAFD to enter into this Agreement, and simultaneously with the execution of this Agreement, each Key Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Key Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of LBC Common Stock in favor of this Agreement and to certain other obligations.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

Article I

CERTAIN DEFINITIONS

1.01            Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. As used in this Agreement, the word “control” and the correlative terms “controlling” and “controlled”, mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Key Shareholder (or any of its Affiliates or its or their respective directors, officers or employees) shall be an “Affiliate” of LBC or any Subsidiary of LBC for purposes of this Agreement.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between WAFD Bank and LB Savings, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of LBC Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of Washington and California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of LBC Common Stock.

“CFC” means the California Financial Code, as amended.

“CFPB” means the  Consumer Financial Protection Bureau.

“CGCL” means the California General Corporation Law, as amended.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidential Information” has the meaning given to such term in the Confidentiality Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions, or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DFI” means the Washington State Department of Financial Institutions.

“DFPI” means the California Department of Financial Protection and Innovation.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided, that the term “Equity” shall not include Loan participations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Healthcare Reform Laws” has the meaning set forth in Section 5.03(m)(ii).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means, collectively, any and all of the following and all rights in, arising out of, or associated with (including all applications and rights to apply for any of the following), and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force or effect, all United States, international and foreign: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, provisionals, extensions and re-examinations thereof and equivalent or similar rights in inventions, discoveries, and designs, including invention disclosures; (b) trade secrets and other rights in know-how and confidential or proprietary information; (c) trademarks, service marks, logos, trade dress, corporate names and tradenames and all combinations thereof, and other indicia of source or sponsorship, and all goodwill associated therewith; (d) rights of authorship and copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (e) rights of publicity and personality; (f) rights of attribution and integrity and other moral rights; (g) rights in and to data, datasets, databases and related documentation; (h) other intellectual property and proprietary rights, including rights in Technology, anywhere in the world; and (i) rights to enforce and receive royalties from (include from the enforcement of) any of the foregoing.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Key Shareholder” means a Person set forth on Schedule 1.01(a).

“Key Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Knowledge”, with respect to any party, means all facts and other information which any Senior Officer of such party actually knows as of the date hereof.

“LBC” has the meaning set forth in the preamble to this Agreement.

“LBC Approval” has the meaning set forth in Section 6.02(a).

“LBC Articles” means the Amended and Restated Articles of Incorporation of LBC.

“LBC Board” means the Board of Directors of LBC.

“LBC Bylaws” means the Amended and Restated Bylaws of LBC.

“LBC Common Stock” means the common stock, no par value per share, of LBC.

“LBC Debt Obligations” means the LBC Senior Notes and the LBC Subordinated Debentures.

“LBC Equity Plan” means the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan.

“LBC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes LBC and its Subsidiaries and any predecessor of or any successor to LBC (or to another such predecessor or successor) and shall be deemed to refer to any or all of LBC and its Subsidiaries. References herein to the LBC Group shall be deemed to refer to both the LBC Group as a whole and to each individual member thereof.

“LBC IT Systems” has the meaning set forth in Section 5.03(t)(i).

“LBC Loan Property” has the meaning set forth in Section 5.03(o).

“LBC Meeting” has the meaning set forth in Section 6.02(a).

“LBC NQDP” has the meaning set forth in Section 5.03(m)(vii).

“LBC Preferred Stock” means the preferred stock, no par value per share, of LBC.

“LBC Restricted Stock” means an award of restricted stock issued under Article VIII of the LBC Equity Plan.

“LBC Restricted Stock Units” means an award of restricted stock units issued under Article VIII of the LBC Equity Plan.

“LBC Retirement Plan” has the meaning set forth in Section 6.11(c).

“LBC’s Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“LBC Senior Notes” means LBC’s 6.50% senior unsecured term notes.

“LBC Subordinated Debentures” means the subordinated debentures described on Schedule 1.01(b).

“LB Savings” means Luther Burbank Savings, a California-chartered bank and a wholly-owned subsidiary of LBC.

“LB Savings Board” means the Board of Directors of LB Savings.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to WAFD or LBC, any effect that (i) is material and adverse to the financial condition, results of operations or business of WAFD and its Subsidiaries taken as a whole or LBC and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of WAFD and its Subsidiaries or LBC and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally (including any such changes arising out of the Pandemic or any Pandemic Measures), (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees or the incurrence of the Merger Related Expenses, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to LBC, the effects of any action or omission taken with the prior written consent of WAFD or at the prior written request of WAFD or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease, or other acts of God (including the Pandemic); provided, that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on WAFD and its Subsidiaries as a whole on the one hand, or LBC and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(iii).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of WAFD Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of LBC Common Stock, including certain holders of LBC Restricted Stock, in connection with the Transaction.

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by LBC and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to retention payments to be paid, the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that WAFD and LBC otherwise mutually agree to terminate on or before the Closing, fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related Expenses shall be set forth on Schedule 1.01(c), which shall be updated within five (5) Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the WAFD Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Pandemic” means any outbreaks, epidemics or pandemics related to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza).

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for Taxes and Tax assessments not yet delinquent or being contested in good faith and for which appropriate reserves are reflected in the applicable party’s financial statements, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, or (iv) pledges to secure deposits incurred in the ordinary course of business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in the public securities or reporting of a party or its Affiliates filed with or furnished to the SEC at any time on or after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” (but excluding any description of historical facts or events included therein) or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a)

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means (i) with respect to WAFD and its Subsidiaries, employees with the title of executive vice president or higher and, (ii) with respect to LBC and its Subsidiaries, those employees of LBC and its Subsidiaries set forth on Schedule 1.01(d).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Bank” has the meaning set forth in Section 2.03.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Technology” means collectively any and all of the following, whether existing or under development: computer software (in object code and source code), including software and firmware listings, middleware, code modules, code libraries, assemblers, build environments, integrated development environments, applets, applications, websites, content (including text, pictures, sounds, music, and video), application programming interfaces, software development kits, services, servers and hosting platforms, compilers, net lists, design tools, user interfaces, “look and feel,” protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, products, product specifications, packaging, games, devices, know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); any tools or utilities used to build or create any of the foregoing; any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” includes temporary and final Treasury Regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“WAFD” has the meaning set forth in the preamble to this Agreement.

“WAFD Approval” has the meaning set forth in Section 6.02(c).

“WAFD Average Share Price” shall mean the average closing price per share of WAFD Common Stock, as reported on Nasdaq, for the 20 trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

“WAFD Bank” means Washington Federal Bank, dba WAFD Bank, a Washington bank and a wholly-owned subsidiary of WAFD.

“WAFD Bank Articles” means the Articles of Incorporation of WAFD Bank, as amended.

“WAFD Bank Board” means the Board of Directors of WAFD Bank.

“WAFD Bank Bylaws” means the Bylaws of WAFD Bank, as amended.

“WAFD Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“WAFD Board” means the Board of Directors of WAFD.

“WAFD Bylaws” means the Amended and Restated Bylaws of WAFD.

“WAFD Articles” means the Restated Articles of Incorporation of WAFD, as amended.

“WAFD Common Stock” means the common stock, $1.00 par value per share, of WAFD.

“WAFD Contract” means each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which WAFD or any of its Subsidiaries is a party or by which WAFD or any of its Subsidiaries is bound as of the date hereof and has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by WAFD, or Quarterly Report on Form 10-Q or Current report on 8-K subsequent thereto.

“WAFD IT Systems” has the meaning set forth in Section 5.04(n).

“WAFD Meeting” has the meaning set forth in Section 6.02(c).

“WAFD Preferred Stock” means the preferred stock, $1.00 par value per share, of WAFD.

“WAFD’s Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“WBCA” means the Washington Business Corporation Act.

Article II

THE MERGER

2.01            The Merger.

(a)            The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, LBC shall merge with and into WAFD (the “Merger”) in accordance with the applicable provisions of the WBCA and the CGCL, the separate corporate existence of LBC shall cease and WAFD shall survive and continue to exist as a corporation incorporated under the WBCA (WAFD, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)            Name. The name of the Surviving Corporation shall be “Washington Federal, Inc.”

(c)            Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the WAFD Articles and the WAFD Bylaws as in effect immediately prior to the Merger.

(d)            Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of WAFD immediately prior to the Merger; provided, that effective as of the Effective Time, each of the WAFD Board and the WAFD Bank Board shall be comprised of 12 members, including two new directors who shall be recommended by LBC and shall be agreeable to WAFD (WAFD’s consent shall not be unreasonably withheld, conditioned or delayed). Subject to Section 6.12(a), each such appointee shall serve as a director of the Surviving Corporation until the next annual meeting of shareholders of WAFD at which the class of directors to which such appointee shall be appointed is presented to shareholders for reelection. In the event an appointee is appointed to a class of WAFD directors who will be presented to WAFD’s shareholders for reelection within twenty-four (24) months following the Closing Date, WAFD shall include such individual on the list of nominees for director presented by the WAFD Board and for which the WAFD Board shall solicit proxies at such annual meeting of shareholders of WAFD, to serve for the applicable term for the appointee’s class of directors and until such appointee’s successor shall be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the members of the WAFD Board. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of WAFD immediately prior to the Merger.

(e)            Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the WAFD Articles immediately prior to the Merger.

(f)            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the WBCA and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of LBC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of LBC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)            Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of LBC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, LBC, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; provided, that the Surviving Corporation expressly accepts all liability and shall indemnify the officers and directors of LBC for such acts taken thereunder, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02            Effective Date and Effective Time; Closing.

(a)            Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger, in form and substance reasonably acceptable to each party (the “Articles of Merger”), to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) a date mutually selected by WAFD and LBC after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, unless such date provided for in clause (B) occurs other than in the last month of a fiscal quarter and is more than fourteen (14) calendar days after the date provided for in clause (A), in which case the date shall be the date provided for in clause (A), or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Articles of Merger certified by the Secretary of State of the State of Washington to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Washington. The Merger provided for herein shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington or such later time as specified in the Articles of Merger. The date of such filing with the Secretary of State of the State of Washington is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)            A closing (the “Closing”) shall take place by electronic exchange of documents, at 10:00 a.m., Pacific Time, on the Effective Date, or at such other time, or on such other date, as the parties may mutually agree upon in writing (the date on which the Closing occurs, the “Closing Date”). At the Closing, there shall be delivered to WAFD and LBC the certificates and other documents required to be delivered under Article VII hereof.

2.03            Bank Merger. Promptly following the execution of this Agreement, or on such later date as WAFD and LBC shall agree, WAFD and LBC shall cause WAFD Bank and LB Savings, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex B, which provides for the merger of LB Savings with and into WAFD Bank (the “Bank Merger”) promptly following consummation of the Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. WAFD Bank shall be the surviving entity in the Bank Merger (WAFD Bank, as the surviving entity of the Bank Merger, is sometimes referred to herein as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of LB Savings shall cease. The Bank Merger Agreement provides that the directors of WAFD Bank immediately after the Bank Merger shall be the directors of WAFD Bank immediately prior to the Bank Merger, except for the addition of two new directors as contemplated by Section 6.12(a). Each of WAFD and LBC shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of WAFD Bank and LB Savings, respectively, and WAFD and LBC shall, and shall cause WAFD Bank and LB Savings, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective promptly following the Effective Time.

Article III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01            Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of a holder of shares of LBC Common Stock:

(a)            WAFD Common Stock. Each share of WAFD Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon and after the Effective Time and shall be unchanged by the Merger.

(b)            LBC Common Stock. Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of LBC Common Stock issued and outstanding immediately prior to the Effective Time (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) shall be converted into, and shall be canceled in exchange for, the right to receive 0.3353 shares of WAFD Common Stock (the “Exchange Ratio”).

3.02            Exchange Procedures.

(a)            Mailing of Transmittal Material. Provided that LBC has delivered, or caused to be delivered, to Broadridge Corporate Issuer Solutions (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, WAFD shall cause the Exchange Agent to, promptly following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of LBC Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to LBC (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) or Book-Entry Shares theretofore representing shares of LBC Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of LBC Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)            WAFD Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, WAFD shall deliver to the Exchange Agent certificates, or at WAFD’s option, evidence of shares in book entry form, representing the number of shares of WAFD Common Stock issuable to the holders of LBC Common Stock as the Merger Consideration, to be given to the holders of LBC Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of WAFD Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)            Issued Shares. All shares of WAFD Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and in the event a dividend or other distribution is declared by WAFD in respect of the WAFD Common Stock and (i) the date of the Effective Time is known at the time of such declaration and (ii) the record date for such dividend or other distribution will be at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of WAFD Common Stock issuable pursuant to this Agreement. No dividends or distributions in respect of the WAFD Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of such Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates or book-entry shares representing whole shares of WAFD Common Stock to be issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions, if any, with a record date at or after the Effective Time and payable with respect to such whole shares of WAFD Common Stock, but not yet paid, and (B) at the appropriate payment date, the dividends or other distributions, if any, payable with respect to such whole shares of WAFD Common Stock with a record date at or after the Effective Time but with a payment date subsequent to such surrender.

(d)            Exchange Agent Deliveries.

(i)            Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of WAFD Common Stock into which the aggregate number of shares of LBC Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to WAFD Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)            Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented LBC Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of WAFD Common Stock into which such LBC Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of LBC of Certificates or Book-Entry Shares representing shares of LBC Common Stock and, if such Certificates or Book-Entry Shares are presented to LBC for transfer, they shall be cancelled against delivery of certificates for WAFD Common Stock as hereinabove provided.

(e)            Lost or Destroyed Certificates; Issuances of WAFD Common Stock in New Names. The Exchange Agent and WAFD, as the case may be, shall not be obligated to deliver a certificate or certificates or book-entry shares representing shares of WAFD Common Stock to which a holder of LBC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of LBC Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by WAFD. If any certificates evidencing shares of WAFD Common Stock are to be issued in a name other than that in which the Certificate evidencing LBC Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares or book-entry shares of WAFD Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)            Unclaimed Merger Consideration. The exchange of shares of WAFD Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of LBC to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03            Rights as Shareholders. At the Effective Time, holders of LBC Common Stock shall cease to be, and shall have no rights as, shareholders of LBC other than to receive the consideration provided for under this Article III.

3.04            No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of WAFD Common Stock shall be issued in the Merger. Each holder of LBC Common Stock who otherwise would have been entitled to a fraction of a share of WAFD Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the WAFD Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05            Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of WAFD Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in WAFD Common Stock having such effect, the Exchange Ratio shall be adjusted accordingly; provided, that a bona fide offering or sale of WAFD Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in WAFD Common Stock having such effect.

3.06            Withholding Rights. WAFD (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of LBC Common Stock or LBC Restricted Stock such amounts as WAFD is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of LBC Common Stock in respect of which such deduction and withholding was made by WAFD. The parties shall cooperate in good faith to minimize to the extent permissible the amount of any deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding.

3.07            LBC Restricted Stock and LBC Restricted Stock Units

(a)            LBC shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the LBC Equity Plan, to cause each outstanding award of LBC Restricted Stock and LBC Restricted Stock Units (other than the LBC Restricted Stock and LBC Restricted Stock Units held by Continuing Employees) to vest in full, effective as of the Effective Time.  At the Effective Time, each share of LBC Restricted Stock and each LBC Restricted Stock Unit (other than LBC Restricted Stock and LBC Restricted Stock Units held by Continuing Employees) shall be converted into, and shall be canceled in exchange for, the right to receive (x) a number of shares of WAFD Common Stock equal to the number of shares of LBC Restricted Stock or LBC Restricted Stock Units, as applicable, multiplied by the Exchange Ratio, provided that any fractional shares of WAFD Common Stock shall be treated as set forth in Section 3.04 and (y) an amount in cash equal to any accrued dividends or dividend equivalents that are payable in cash pursuant to the terms of the LBC Restricted Stock or LBC Restricted Stock Unit, as applicable.  If the holder of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, does not satisfy the applicable Taxes required to be withheld with respect to the vesting and settlement of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, on or before the Closing Date, then the number of shares of WAFD Common Stock delivered in respect of the LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, will be reduced by a number of shares of WAFD Common Stock with a fair market value, based on the closing price of a share of WAFD Common Stock on the Closing Date, equal to any Taxes required to be withheld with respect to the vesting and settlement of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable (and for the avoidance of doubt, any such shares will be for the benefit of such holder to satisfy its Tax withholding requirements).  Notwithstanding the foregoing, any LBC Restricted Stock Unit that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that may not be settled at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be fully vested in accordance with this Section 3.07(a) but otherwise treated as a LBC Restricted Stock Unit held by a Continuing Employee in accordance with Section 3.07(b) and shall otherwise be settled in accordance with its terms.

(b)            At the Effective Time, each share of LBC Restricted Stock and each LBC Restricted Stock Unit held by a Continuing Employee (i) to the extent expressly assumed by WAFD, (A) shall automatically and without any action on the part of the holder thereof, cease to represent a share of LBC Restricted Stock or a LBC Restricted Stock Unit and shall be substituted with a share of WAFD restricted stock or a WAFD restricted stock unit, as applicable, with terms substantially similar or better to the terms and conditions (including the same vesting terms, change in control vesting rights and rights to dividend equivalents) as were applicable to such share of LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, immediately prior to the Effective Time and (B) the number of shares of WAFD Common Stock subject to each such share of LBC Restricted Stock or each LBC Restricted Stock Unit shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of LBC Common Stock subject to such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, or (ii) to the extent not expressly assumed by WAFD, shall be treated in the same manner as awards of LBC Restricted Stock and LBC Restricted Stock Units pursuant to Section 3.07(a) above.

3.08            Reservation of Shares. Prior to the Closing, the WAFD Board shall reserve for issuance a sufficient number of shares of WAFD Common Stock (i) for the purpose of issuing its shares in exchange for shares of LBC Common Stock in the Merger and (ii) to convert the unvested LBC Restricted Stock and unvested LBC Restricted Stock Units into shares of WAFD Common Stock.

Article IV

ACTIONS PENDING ACQUISITION

4.01            Forbearances of LBC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority, or as consented to by WAFD in writing (such consent not to be unreasonably withheld, conditioned, or delayed), LBC will not, and will cause each of its Subsidiaries not to:

(a)            Ordinary Course. Except as set forth on Schedule 4.01(a), conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and WAFD the goodwill of the customers of LBC and its Subsidiaries and others with whom business relations exist.

(b)            Capital Stock. Other than in the ordinary course of business consistent with past practice or pursuant to Rights set forth on Schedule 4.01(b) and outstanding on the date hereof and Rights that LBC discloses in writing to WAFD that it proposes to award to one or more new hires and that WAFD does not object to in writing within three (3) Business Days of receipt of such written notice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of Rights.

(c)            Dividends; Reclassifications; Etc.

(i)            Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of LBC Common Stock, other than (A) regular quarterly cash dividends on LBC Common Stock at a dividend payout percentage not to exceed the greater of (x) the dividend payout percentage applicable during the fiscal quarter immediately preceding the date hereof and (y) 30%, with record and payment dates consistent with past practice, (B) dividends paid by any of the Subsidiaries of LBC to LBC or any its wholly owned Subsidiaries or (C) to satisfy obligations under LBC’s Benefit Plans; or

(ii)            Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of LBC Common Stock (other than the withholding of shares to satisfy withholding Tax obligations in respect of LBC Restricted Stock outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the LBC Equity Plan as in effect on the date of this Agreement).

(d)            Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.01(d), enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of LBC or its Subsidiaries or grant any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and in any event not to exceed three percent (3%) in the aggregate across all employees, excluding executive officers who will not be eligible for merit increases in 2022), grant any severance or termination pay (other than (i) pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed on Schedule 4.01(d), (ii) as provided in Section 6.11(d) or (ii) retention arrangements with personnel involved with the Transaction as disclosed on Schedule 4.01(d)(ii), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with LBC’s existing employee benefit plans and set forth on Schedule 4.01(d).

(e)            Hiring. Hire any person as a Senior Officer of LBC or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth on Schedule 4.01(e) or arising after the date hereof whose employment is terminable at the will of LBC or a Subsidiary of LBC and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)            Benefit Plans. Except as set forth on Schedule 4.01(f), enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f)(i), or (ii) contributions in the ordinary course of LBC’s business as set forth on Schedule 4.01(f)(ii)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of LBC or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, except that any such action may be taken to provide for the full acceleration of vesting LBC Restricted Stock or LBC Restricted Stock Units as contemplated by Section 3.07(a) or Section 3.07(b)(ii).

(g)            Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to LBC and its Subsidiaries taken as a whole, (ii) sales of Loans or Loan participations which are in the ordinary course of business consistent with past practice, (iii) Permitted Liens and (iv) as set forth on Schedule 4.01(g)(iv).

(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity, in each case, other than in the ordinary course of business consistent with past practice.

(i)            Capital Expenditures. Except as set forth on Schedule 4.01(i), make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(j)            Governing Documents. Amend the LBC Articles, the LBC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of LBC.

(k)            Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)            Contracts. Except as set forth on Schedule 4.01(l) or as otherwise permitted under this Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)            Claims. Except as set forth on Schedule 4.01(m), enter into any settlement or similar agreement with respect to any action, threatened action, suit, threatened suit, proceeding, order or LBC investigation or third-party or administrative agency investigation to which LBC or any of its Subsidiaries is or becomes, or may become, a party after the date of this Agreement, which settlement, agreement or action involves payment by LBC or any of its Subsidiaries of an amount in excess of the amount set forth on Schedule 4.01(m) and/or would impose any material restriction on the business of LBC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to LBC and its Subsidiaries taken as a whole.

(n)            Banking Operations. Enter into any new material line of business; introduce any material new products or services; materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or invest in any mortgage-backed or mortgage-related security that would be risk–weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or, except as set forth on Schedule 4.01(n), enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)            Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to WAFD prior to the date hereof).

(p)            Derivatives Contracts. Except as set forth on Schedule 4.01(p), enter into any Derivatives Contract without reasonable advance notice to WAFD.

(q)            Indebtedness. Except as set forth on Schedule 4.01(q), incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)            Investment Securities. Except as set forth on Schedule 4.01(r), (i) acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice, or (ii) dispose of any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice.

(s)            Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made pursuant to existing commitments that are set forth on Schedule 4.01(s) or made in the ordinary course of business, consistent with past practice that are not in excess of $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where LBC’s or any Subsidiary’s exposure does not exceed $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans. LBC and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent LBC provides to WAFD in writing a complete Loan package for such Loan or Loan participation and WAFD does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such written notice.

(t)            Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)            Tax Elections. Except as set forth on Schedule 4.01(u), make or change any Tax election, settle or compromise any Tax liability of LBC or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of LBC or any of its Subsidiaries (or the assets and liabilities of LBC or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)            Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than WAFD or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)            Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with LBC, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof.

(x)            Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of WAFD or LBC to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of WAFD to obtain any necessary approvals of any Governmental Authority required for the Transaction.

(y)            Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02            Forbearances of WAFD. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of LBC (such consent not to be unreasonably withheld, conditioned or delayed), WAFD will not, and will cause each of its Subsidiaries not to:

(a)            Ordinary Course . Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and LBC the goodwill of the customers of WAFD and its Subsidiaries and others with whom business relations exist.

(b)            Capital Stock. Except as set forth on Schedule 4.02(b), issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, other than (i) in connection with this Agreement, or (ii) pursuant to Rights issued or to be issued pursuant to the WAFD Benefit Plans (including any shares of WAFD Common Stock issuable pursuant to such Rights in the ordinary course of business).

(c)            Governing Documents. Amend the WAFD Articles or the WAFD Bylaws.

(d)            Governance. Fill either of the two (2) director seats currently vacant on each of the WAFD Board and the WAFD Bank Board, except as otherwise contemplated herein.

(e)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(f)            Dividends; Reclassifications; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of WAFD Commons Stock other than (i) regular quarterly cash dividends on WAFD Common Stock in an aggregate amount not to exceed 40% of WAFD’s net income for the immediately preceding quarter, with record and payment dates consistent with past practice, (ii) dividends paid by any of the Subsidiaries of WAFD to WAFD or any of its wholly owned Subsidiaries, or (iii) to satisfy obligations under WAFD’s Benefit Plans.

(g)            Acquisitions. Except as set forth on Schedule 4.02(g), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof, in each case, that would materially delay the consummation of the Transaction (including the receipt of any regulatory approval required to consummate the Merger).

(h)            Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than LBC or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(i)            Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of WAFD or LBC to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of WAFD to obtain any necessary approvals of any Governmental Authority required for the Transaction.

(j)            Communications . Make any written communications directed at the employees of LBC or any of its Subsidiaries without prior consultation with LBC and consideration of any LBC comments in good faith.

(k)            Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article V

REPRESENTATIONS AND WARRANTIES

5.01            Disclosure Schedules. On or prior to the date hereof, WAFD has delivered to LBC a schedule and LBC has delivered to WAFD a schedule (each, respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02            Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of LBC on the one hand or WAFD on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties of LBC contained in Section 5.03(b), Section 5.03(d)(ii), Section 5.03(e)(i), Section 5.04(d)(ii) and the first sentence of Section 5.04(e), which shall be true in all respects, except to a de minimis extent (in each case relative to such section taken as a whole), and other than the representations and warranties of LBC contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03            Representations and Warranties of LBC. Except as Previously Disclosed and subject to Sections 5.01 and 5.02, LBC hereby represents and warrants to WAFD:

(a)            Organization, Standing and Authority. LBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. LBC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on LBC. LBC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the LBC Articles and LBC Bylaws which have previously been made available to WAFD are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of LBC and each of its Subsidiaries previously made available to WAFD contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)            LBC Capital Stock. The authorized capital stock of LBC consists solely of 100,000,000 shares of LBC Common Stock, of which 51,074,605 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of LBC Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, 7,129,403 shares of LBC Common Stock were held in treasury by LBC or otherwise directly or indirectly owned by LBC. The outstanding shares of LBC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of LBC Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of LBC’s Disclosure Schedule sets forth, as of the date hereof, for each (i) share of LBC Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of LBC Restricted Stock awarded to such grantee and the vesting schedule applicable to each such share of LBC Restricted Stock, and (ii) LBC Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of LBC Restricted Stock Units awarded to such grantee, whether such LBC Restricted Stock Unit is to be cash or stock-settled and the vesting schedule or performance requirements applicable to each such LBC Restricted Stock Unit. Except as set forth in the preceding sentence, there are no shares of LBC Common Stock reserved for issuance (other than additional shares of LBC Common Stock reserved for issuance in future awards under the LBC Equity Plan), LBC does not have any Rights issued or outstanding with respect to LBC Common Stock and LBC does not have any commitment to authorize, issue or sell any LBC Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of LBC may vote are outstanding.

(c)            Subsidiaries.

(i)            (A) Section 5.03(c)(i)(A) of LBC’s Disclosure Schedule sets forth a list of all of LBC’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) LBC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to LBC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to LBC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to LBC’s rights to vote or to dispose of such securities and (F) all the Equity Securities of LBC’s Subsidiaries held by LBC or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to LB Savings’ capital stock) and are owned by LBC or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the LBC Subsidiaries may vote are outstanding.

(ii)            Except as set forth in Section 5.03(c)(ii) of LBC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in LBC’s Subsidiaries and stock in the FHLB, LBC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)            Each of LBC’s Subsidiaries has been duly organized, is validly existing and is in good standing, to the extent such concept is applicable to it, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on LBC. Each of LBC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)            The deposit accounts of LB Savings are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and LB Savings has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)            Corporate Power. (i) Each of LBC and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and (ii) LBC has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause LB Savings to consummate the Bank Merger, and LB Savings has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the LBC Approval.

(e)            Corporate Authority. (i) Subject to receipt of the LBC Approval, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of LBC and LB Savings and the LBC Board and LB Savings Board on or prior to the date hereof and (ii) the LBC Board has recommended that shareholders of LBC adopt this Agreement and directed that such matter be submitted for consideration by LBC’s shareholders at the LBC Meeting required by Section 6.02. LBC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by WAFD, this Agreement is a valid and legally binding obligation of LBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LBC or any of its Subsidiaries in connection with the execution, delivery or performance by LBC of this Agreement and by LB Savings of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of LBC’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFI and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of WAFD Common Stock in the Merger, (C) approval of listing of such WAFD Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (2) the Articles of Merger, as certified by the Secretary of State of the State of Washington, with the Secretary of State of the State of California pursuant to the CGCL and (3) filing a Certificate of Merger relating to the Bank Merger with the DFI pursuant to the Revised Code of Washington and with the DFPI pursuant to the CGCL and CFC, (E) the LBC Approval, and (F) the WAFD Approval. To the Knowledge of LBC, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by LBC and the Bank Merger Agreement by LB Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which LBC or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of LBC or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or Material Contract, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to LBC.

(g)          Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i)            LBC’s Annual Report on Form 10-K for the year ended December 31, 2021 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2021 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “LBC’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any of LBC’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of LBC and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income and cash flows, as the case may be, of LBC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of LBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)            Except as set forth on the unaudited consolidated statement of financial condition of LBC dated as of September 30, 2022 and included in LBC’s Securities Documents filed prior to the date hereof, neither LBC nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2022 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii)            Except as set forth in Section 5.03(g)(iii) of LBC’s Disclosure Schedule, since September 30, 2022, (A) LBC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither LBC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to LBC.

(iv)            Except as set forth in Section 5.03(g)(iv) of LBC’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by LBC or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by LBC or its Subsidiaries, to cause LBC or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against LBC or its Subsidiaries. Section 5.03(g)(iv) of LBC’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of LBC or its Subsidiaries that has been declared, set aside or paid since December 31, 2019, as well as all shares of capital stock of LBC or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by LBC or any of its Subsidiaries since December 31, 2019.

(v)            The records, systems, controls, data and information of LBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of LBC or its Subsidiaries (either directly or through LBC’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). LBC (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to LBC and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of LBC by others within LBC or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to LBC’s outside auditors and the audit committee of the LBC Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect LBC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in LBC’s internal controls over financial reporting. These disclosures were made in writing by management to LBC’s auditors and audit committee and a copy has previously been made available to WAFD.

(vi)            Since January 1, 2020, (A) except as set forth in Section 5.03(g)(vi) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries nor, to the Knowledge of LBC, any director, officer, employee, auditor, accountant or representative of LBC or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LBC or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing LBC or any of its Subsidiaries, whether or not employed by LBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LBC or any of its Subsidiaries or their respective officers, directors, employees or agents to the LBC Board or any committee thereof or, to the Knowledge of LBC, to any director or officer of LBC or any of its Subsidiaries.

(h)          Legal Proceedings. Section 5.03(h) of LBC’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against LBC or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of LBC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against LBC or any of its Subsidiaries and, to LBC’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither LBC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to LBC.

(i)           Regulatory Matters.

(i)            Since January 1, 2020, LBC and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and LBC has previously delivered or made available to WAFD accurate and complete copies of all such reports. In connection with the most recent examination of LBC and its Subsidiaries by the appropriate regulatory authorities, neither LBC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which LBC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on LBC.

(ii)            Except as set forth in Section 5.03(i)(ii) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has LBC or any of its Subsidiaries, since January 1, 2020, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. LBC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)            Neither LBC nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)            (A) Except as set forth in Section 5.03(i)(iv)(A) of LBC’s Disclosure Schedule, no Governmental Authority has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of LBC, investigation or inquiry into the business, operations, policies, practices or disclosures of LBC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of LBC and its Subsidiaries), or, to the Knowledge of LBC, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of LBC or any of its Subsidiaries.

(v)            The most recent regulatory rating given to LB Savings as to compliance with the Community Reinvestment Act is “outstanding.” To the Knowledge of LBC and except as set forth in Section 5.03(i)(v) of LBC’s Disclosure Schedule, since the last regulatory examination of LB Savings with respect to Community Reinvestment Act compliance, LB Savings has not received any complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(j)          Compliance With Laws. Each of LBC and its Subsidiaries:

(i)            is, and at all times since December 31, 2019, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the CFPB, the Gramm-Leach-Bliley Act and regulations thereto, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of LBC and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since December 31, 2019, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to LBC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)            has received no notification or communication from any Governmental Authority (A) asserting that LBC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to LBC’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(k)          Material Contracts; Defaults.

(i)            Except for documents set forth in Section 5.03(k)(i) of LBC’s Disclosure Schedule and the Benefit Plans set forth in Section 5.03(m)(i) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of LBC or any of its Subsidiaries to indemnification from LBC or any of its Subsidiaries, (C) which provides for the payment by LBC or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving LBC or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of LBC or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by LBC or any of its Subsidiaries, (N) which materially restricts the conduct of any business by LBC or any of its Subsidiaries or limits the freedom of LBC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires LBC or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits LBC or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of LBC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of LBC’s and LB Savings’ (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to WAFD as of the date hereof.

(ii)            Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of LBC or its Subsidiaries and, to LBC’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against LBC or its Subsidiaries, and to LBC’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). LBC and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither LBC or its Subsidiaries nor, to LBC’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of LBC’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by LBC or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to LBC’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)            Section 5.03(k)(iii) of LBC’s Disclosure Schedule sets forth a schedule of all holders of five percent (5%) or more of LBC Common Stock. No executive officers or directors of LBC or its Subsidiaries have any outstanding loans from LBC or any of its Subsidiaries, and there has been no such loans originated by LBC or its Subsidiaries to executive officers or directors of LBC or its Subsidiaries during the two years immediately preceding the date hereof.

(l)           No Brokers. No action has been taken by LBC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper Sandler & Co., which are set forth in Section 5.03(l) of LBC’s Disclosure Schedule. Copies of all agreements with Piper Sandler & Co. have been previously provided or made available to WAFD.

(m)          Employee Benefit Plans.

(i)            All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by LBC and its Subsidiaries for the benefit of current or former employees of LBC and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of LBC or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which LBC may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of LBC’s Disclosure Schedule. True and complete copies of the following documents have been made available to WAFD: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan (as applicable) including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three (3) most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the three (3) most recent actuarial reports, if any, relating to each Benefit Plan; (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (G) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (H) copies of all non-routine material correspondence received from or delivered to the IRS or the DOL since January 1, 2019.

(ii)            Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. LBC and any ERISA Affiliate has complied in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”), and the requirements of Section 4980B of the Code, Part 6 of Subtitle I of ERISA and the regulations thereunder, including all applicable reporting, tax deposits and fee payment obligations. No asset of either LBC or any of its Subsidiaries is subject to an encumbrance lien under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and LBC has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to LBC’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries is subject to, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject LBC or its Subsidiaries, any ERISA Affiliate or any Benefit Plan to, a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA, including under Code Section 4980D or 4980H or any other provision of the Healthcare Reform Laws. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since January 1, 2019, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority, and to LBC’s Knowledge, no such audit, investigation or examination is threatened.

(iii)            Neither LBC nor any entity considered to be a single employer with LBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to, or within the last six (6) years prior to the date of this Agreement has been obligated to sponsor, maintain or contribute to, any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of LBC’s Disclosure Schedule.

(iv)            All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid, in each case, have been timely made in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the LBC financial statements included in LBC’s Securities Documents. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to LBC or any ERISA Affiliate, the premiums for which are paid directly by LBC or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)            Except as set forth in Section 5.03(m)(v)(a) of LBC’s Disclosure Schedule, none of the execution of this Agreement, the LBC Approval or the consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of LBC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits payable to any Employees or any current or former director or independent contractor of LBC or any of its Subsidiaries, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. LBC will make available to WAFD upon request LBC’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by WAFD, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither LBC nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi)            Neither LBC nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)            Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as an “LBC NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. To LBC’s Knowledge, no event in connection with an LBC NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither LBC nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)            Except as set forth on Schedule 4.01(f) or on Schedule 6.11(d), neither LBC nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)          Labor and Employment Matters.

(i)            Section 5.03(n)(i)-1 of LBC’s Disclosure Schedule sets forth (A) the name, title or position (including full-time or part-time), hire or retention date, and current annual total compensation rate or contract fee of each current officer of LBC and each of its Subsidiaries and each other current employee or independent contractor of LBC and each of its Subsidiaries as of the date hereof, (B) all commissions, bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2021 and 2022 and any accrual for such commissions, bonuses and incentive compensation, and (C) all contracts, agreements, commitments or arrangements by LBC and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment. Except as set forth in Section 5.03(n)(i)-2 of LBC’s Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees, independent contractors, or consultants of LBC for services performed on or before the date of this Agreement have been paid in full.

(ii)            To LBC’s Knowledge, no officer or director of LBC or any of its Subsidiaries or any employee, independent contractor or consultant of LBC or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of LBC or any of its Subsidiaries to conduct its business as currently conducted.

(iii)            Since January 1, 2019, neither LBC nor any of its Subsidiaries has classified any individual as an “independent contractor” or “consultant” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Since January 1, 2019, neither LBC nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to LBC or any of its Subsidiaries, in any capacity.

(iv)            Except as set forth in Section 5.03(n)(iv) of LBC’s Disclosure Schedule, none of the current Senior Officers of LBC or any of its Subsidiaries has informed LBC or such Subsidiary of his or her intent, nor does LBC have any Knowledge of any of the current Senior Officers of LBC or any of its Subsidiaries having an intention, to terminate employment with LBC or any of its Subsidiaries during the next twelve (12) months, other than in connection with the Merger.

(v)          Since January 1, 2019, neither LBC nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee, independent contractor, consultant, or third-party vendor of LBC or any of its Subsidiaries.

(vi)          Neither LBC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is LBC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel LBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to LBC’s Knowledge, threatened, nor does LBC have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of LBC and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except (A) as set forth in Section 5.03(n)(vi) of LBC’s Disclosure Schedule or (B) as provided otherwise by applicable law, the employment of each officer and employee of LBC and each of its Subsidiaries is terminable at the will of LBC or such Subsidiary.

(vii)          (A) Except as set forth in Section 5.03(n)(vii) of LBC’s Disclosure Schedule, there is no pending or, to LBC’s Knowledge, threatened legal proceeding involving LBC or any of its Subsidiaries, on the one hand, and any present or former employee(s) of LBC or any of its Subsidiaries, on the other hand, and (B) since January 1, 2019, no other Person, to LBC’s Knowledge, has threatened any claim or any legal proceeding against LBC or any of its Subsidiaries (or, to LBC’s Knowledge, against any officer, director or employee of LBC or any of its Subsidiaries) relating to employees or former employees, or independent contractors or consultants of LBC or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to sexual harassment or sexual misconduct by any current or former director, officer, employee, independent contractor, consultant, or third-party vendor of LBC, labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave requirements under federal, state, or local law, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act, the California Labor Code, the California Fair Employment and Housing Act, and the Washington Law Against Discrimination).

(viii)            LBC and each of its Subsidiaries is, and at all times since January 1, 2019 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, labor relations, unfair labor practices, background checks, drug testing, salary history inquiries, hours of work, meal periods and rest breaks, payment of wages and overtime wages, pay equity, employee classification, immigration, workers’ compensation, working conditions, child labor, employee scheduling, occupational safety and health, whistleblowing, paid sick leave requirements under federal, state or local law, family and medical leave or other applicable leaves of absence requirements, employee promotions and terminations, unemployment insurance, and all applicable state and local emergency COVID-19 leave laws and business reopening laws and directives, and has not engaged in any unfair labor practices or similar prohibited practices. All individuals characterized and treated by LBC as consultants or independent contractors of LBC are properly treated as independent contractors under all applicable Laws. All employees of LBC classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws are properly classified as exempt.

(o)            Environmental Matters. Except as set forth in Section 5.03(o) of LBC’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions by a Governmental Authority or third party, seeking to impose on LBC or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to LBC’s Knowledge, threatened against LBC or any of its Subsidiaries; (ii) to LBC’s Knowledge, there are no environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on LBC or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to LBC’s Knowledge, threatened against LBC or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC, and there is no reasonable basis for any proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC; (iii) LBC and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iv) no real property (including buildings or other structures) currently or, to LBC’s Knowledge, formerly owned or operated by LBC or any of its Subsidiaries, or any property in which LBC or any of its Subsidiaries holds a security interest or a fiduciary or management role (“LBC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on LBC; (v) in accordance with the Secured Creditor Exemption, neither LBC nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any LBC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on LBC; (vi) neither LBC nor any of its Subsidiaries nor, to LBC’s Knowledge, any Person whose liability LBC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither LBC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to LBC’s Knowledge, formerly owned or operated property, any LBC Loan Property, or to LBC’s Knowledge any Person whose liability LBC or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against LBC, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any LBC Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC; and (viii) LBC has provided and made available to WAFD copies of all environmental reports or studies, or sampling data, and all material correspondence, filings and other material environmental information, in its possession or reasonably available to it relating to LBC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, mold or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)          Tax Matters.

(i)            (A) All material Tax Returns that were or are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the LBC Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all material Taxes due and payable by or with respect to the LBC Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the LBC Group did not, as of the date of the most recent financial statements included in LBC’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the LBC Group in filing its Tax Returns, (E) all material deficiencies asserted or assessments made as a result of examinations conducted by any Taxing Authority have been paid in full other than those being contested through appropriate proceedings and set forth in Section 5.03(p)(i) of LBC’s Disclosure Schedule, (F) no issues that have been raised by the relevant Taxing Authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the LBC Group have been extended or waived by or on behalf of the LBC Group.

(ii)            LBC has made available to WAFD (A) true and correct copies of the U.S. federal, state, local and foreign Tax Returns filed by or on behalf of the LBC Group for each of the three (3) most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the LBC Group or its income, assets or operations. Section 5.03(p)(ii) of LBC’s Disclosure Schedule sets forth any Tax Returns filed by or on behalf of the LBC Group that have been examined by any Taxing Authority since January 1, 2018.

(iii)            No LBC Group member has received written notice of assessment or proposed assessment in connection with any Taxes and, except as set forth in Section 5.03(p)(iii) of LBC’s Disclosure Schedule, there are no audits or investigations by any Taxing Authority or proceedings relating to Taxes in progress with respect to the LBC Group, nor has the LBC Group received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(iv)            No claim has been made in writing during the past five (5) years by a Taxing Authority in a jurisdiction where the LBC Group does not already file Tax Returns that the LBC Group is or may be subject to taxation by that jurisdiction.

(v)            The LBC Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

(vi)            The LBC Group is not subject to Tax in a country other than the United States by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income, in each case, in that country.

(vii)            There are no Liens or other encumbrances on any of the assets of the LBC Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(viii)            No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any Taxing Authority with respect to the LBC Group in the past six (6) years.

(ix)            No member of the LBC Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the LBC Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)            No member of the LBC Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code.

(xi)            The LBC Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) deferred revenue or prepaid amount, (D) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality) as a result of any change in the accounting method of a member of the LBC Group or as a result of the use of an improper method of accounting by any member of the LBC Group, (E) election by any member of the LBC Group under Section 108(i) of the Code, or (F) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law).

(xii)            Except as set forth in Section 5.03(p)(xii) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)            The LBC Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable Treasury Regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations thereunder, or (3) participated in a “reportable transaction” or “listed transaction” under Section 6011 of the Code or the Treasury Regulations thereunder.

(xiv)            Except as set forth in Section 5.03(p)(xiv) of LBC’s Disclosure Schedule, no power of attorney granted by any member of the LBC Group relating to Taxes is currently in force.

(xv)            No member of the LBC Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which LBC is the parent) or has any liability for Taxes of any Person (other than another member of the LBC Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)            No property owned by the LBC Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xvii)            The Company has not deferred any payroll Tax pursuant to the CARES Act.

(q)         Risk Management Instruments. Except as set forth in Section 5.03(q) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of LBC or any of its Subsidiaries.

(r)           Loans; Nonperforming and Classified Assets.

(i)            Each Loan on the books and records of LBC and its Subsidiaries was made and has been serviced in all material respects in accordance with LB Savings’ lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to LBC’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by LBC to WAFD accurately reflects in all material respects the Loan portfolio of LBC and its Subsidiaries as of the date of such loan tape.

(ii)            LBC has set forth in Section 5.03(r)(ii) of LBC’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to LBC’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by LBC, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DFPI or the FDIC would agree with the loan classifications established by LBC); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2022; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of LBC or any of its Subsidiaries, or to LBC’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)            Properties. To LBC’s Knowledge, all real and personal property owned by LBC or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices in all material respects. LBC has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of LBC as of September 30, 2022 included in LBC’s Securities Documents, or acquired after such date, other than properties sold by LBC or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens. All real and personal property which is material to LBC’s business on a consolidated basis and leased or licensed by LBC or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of LBC or any of its Subsidiaries and, to LBC’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against LBC or such Subsidiary of LBC, and to LBC’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of LBC’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and LBC and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Since January 1, 2020, neither LBC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of LBC as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To LBC’s Knowledge, LBC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)            Intellectual Property; Information Technology; Privacy; Security.

(i)            Each of LBC and its Subsidiaries solely owns or possesses valid and binding licenses and other rights, to use all Intellectual Property used by LBC and its Subsidiaries necessary for the conduct of its business, and neither LBC nor any of its Subsidiaries has received, or has any Knowledge of, any notice of conflict or allegation of infringement, misappropriation, misuse, breach or invalidity with respect thereto. LBC has listed all Intellectual Property owned by LBC and its Subsidiaries, and all contracts, agreements, commitments or other arrangements to which LBC and its Subsidiaries have licensed Intellectual Property from Persons that is material to and necessary for the operation of the business of LBC and its Subsidiaries, in Section 5.03(t)(i) of LBC’s Disclosure Schedule (other than standard commercially available “shrink-wrap”, “click-wrap”, or “browse-wrap” licenses). Each of LBC and its Subsidiaries owns or has a valid right to use or license such Intellectual Property as necessary for, or that is otherwise material to, the current and anticipated future operation of the business, free and clear of all conditions, Liens or other restrictions or any requirement of any past, present, or future royalties, commissions, fees, or other payments or consideration, and has performed all the obligations required to be performed by it to own, use or license such Intellectual Property and is not in default under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. All such Intellectual Property is valid and, to LBC’s Knowledge, enforceable.

(ii)            (A) The use of any Intellectual Property by LBC or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not, to LBC’s Knowledge, infringe on, misappropriate or otherwise violate the Intellectual Property Rights of any Person in any material respect nor constitutes unfair competition or unfair or deceptive trade practices under applicable law; (B) to LBC’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of LBC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to LBC or any of its Subsidiaries; and (C) neither LBC nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending or threatened claim, challenge, opposition, allegation, investigation, legal proceeding or other action against LBC or any of its Subsidiaries with respect to any Intellectual Property owned by, licensed to or used by LBC or any of its Subsidiaries, or any Intellectual Property owned by, licensed to or used by any Person, or which relates to unfair competition or unfair trade practices under applicable law and as of the date hereof, neither LBC nor any of its Subsidiaries has Knowledge of any facts or events that would give rise to any such claim, challenge, opposition, allegation, investigation, legal proceeding or other action against LBC or any of its Subsidiaries that is likely to succeed.

(iii)            Neither LBC nor any of its Subsidiaries is, or as a result of the execution or delivery of this Agreement or performance of LBC’s and any of its Subsidiaries’ obligations hereunder will be, in violation, breach or default of or trigger a right of termination under any license or other agreement, commitment or arrangement relating to Intellectual Property.

(iv)            All Intellectual Property owned by LBC or any its Subsidiaries that was created by one or more Employees or any of its Subsidiaries was created while acting within the course and scope of such Employee’s employment with LBC or its Subsidiaries (and not, to LBC’s Knowledge, while such Employee was an employee of, consultant to, or independent contractor to any other Person or having any status with LBC or any of its Subsidiaries other than as an Employee).

(v)            To LBC’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of LBC’s and its Subsidiaries respective businesses (collectively, “LBC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The LBC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the LBC IT Systems.  LBC and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither LBC nor any of its Subsidiaries is in breach of any Material Contract related to any LBC IT Systems.

(u)            Fiduciary Accounts. LBC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LBC nor any of its Subsidiaries, nor, to LBC’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)            Books and Records. The books and records of LBC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of LBC and its Subsidiaries.

(w)            Insurance. Section 5.03(w) of LBC’s Disclosure Schedule lists and summarizes all of the material insurance policies, binders, or bonds currently maintained by LBC and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. LBC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither LBC nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of LBC’s Disclosure Schedule, there is no claim for coverage by LBC or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither LBC nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)            Allowance For Loan Losses. LB Savings’ allowance for loan losses is, and shall be as of the Effective Date, in compliance with LB Savings’ existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)          Transactions With Affiliates. All “covered transactions” between LB Savings and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

(z)           Required Vote; Antitakeover Provisions.

(i)            The affirmative vote of the holders of a majority of the outstanding shares of LBC Common Stock entitled to vote is necessary to approve this Agreement on behalf of LBC. No other vote of the shareholders of LBC is required by law, the LBC Articles, the LBC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)            Based on the representation and warranty of WAFD contained in Section 5.04(q), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the LBC Articles and LBC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)        Fairness Opinion. The LBC Board has received the opinion of Piper Sandler & Co., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of LBC Common Stock from a financial point of view.

(bb)       Transactions in Securities.

(i)            Since December 31, 2019, all offers and sales of LBC Common Stock by LBC were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)            Neither LBC, none of its Subsidiaries, nor, to LBC’s Knowledge, (A) any director or executive officer of LBC or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of LBC Common Stock or other securities issued by LBC (1) during any period when LBC was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)        Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(dd)        No Additional Representations. Except for the representations and warranties made by LBC in this Section 5.03 and as Previously Disclosed, neither LBC nor any other Person makes any express or implied representation or warranty with respect to LBC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and LBC hereby expressly disclaims any such other representations and warranties.

5.04       Representations and Warranties of WAFD. Subject to Sections 5.01 and 5.02, WAFD hereby represents and warrants to LBC as follows:

(a)            Organization, Standing and Authority. WAFD is duly organized, validly existing and in good standing under the laws of the State of Washington. WAFD is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on WAFD. WAFD has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          WAFD Capital Stock.

(i)            As of the date hereof, the authorized capital stock of WAFD consists solely of 300,000,000 shares of WAFD Common Stock, of which 65,305,950 shares were issued and outstanding as of the close of business on November 11, 2022, and 5,000,000 shares of WAFD Preferred Stock, of which 300,000 are designated as 4.875% Noncumulative Perpetual Series A Preferred Stock, of which 300,000 shares were issued and outstanding as of the date hereof. The outstanding shares of WAFD Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of WAFD Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of WAFD, except for shares of WAFD Common Stock issuable pursuant to the WAFD Benefit Plans and by virtue of this Agreement.

(ii)            The shares of WAFD Common Stock to be issued in exchange for shares of LBC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          WAFD Bank.

(i)            WAFD Bank is duly organized, validly existing and in good standing as a Washington bank and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. WAFD Bank is duly licensed by the FDIC and the DFI and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

(ii)            (A) WAFD owns, directly or indirectly, all the issued and outstanding equity securities of WAFD Bank, (B) no equity securities of WAFD Bank are or may become required to be issued (other than to WAFD) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which WAFD Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to WAFD or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to WAFD’s right to vote or to dispose of such securities.

(d)            Corporate Power. (i) Each of WAFD and WAFD Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and (ii) WAFD has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause WAFD Bank to consummate the Bank Merger, and WAFD Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by WAFD’s shareholders of the issuance of WAFD Common Stock in the Merger.

(e)            Corporate Authority. Subject to receipt of the WAFD Approval, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of WAFD, the WAFD Board, WAFD Bank and the WAFD Bank Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of WAFD Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by WAFD and, assuming due authorization, execution and delivery by LBC, this Agreement is a valid and legally binding agreement of WAFD enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Regulatory Approvals; No Defaults.

(i)            No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by WAFD or any of its Subsidiaries in connection with the execution, delivery or performance by WAFD of this Agreement and by WAFD Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of WAFD Common Stock in the Merger, (C) approval of listing of such WAFD Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (2) the Articles of Merger, as certified by the Secretary of State of the State of Washington, with the Secretary of State of the State of California pursuant to the CGCL, and (3) a Certificate of Merger relating to the Bank Merger with the DFI pursuant to the Revised Code of Washington and the DFPI pursuant to the CGCL and CFC and (E) the WAFD Approval. To the Knowledge of WAFD, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by WAFD and the Bank Merger Agreement by WAFD Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which WAFD or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any WAFD Contract (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of WAFD or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit, or any WAFD Contract, except where in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to WAFD.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)            WAFD’s Annual Report on Form 10-K for the year ended September 30, 2021 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2021 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (collectively, “WAFD’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of WAFD and its Subsidiaries as of its date, and each of the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in comprehensive income, shareholders’ equity and cash flows, as the case may be, of WAFD and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)            Since June 30, 2022, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to WAFD.

(h)            Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against WAFD or its Subsidiaries and, to WAFD’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to WAFD. Neither WAFD nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to WAFD.

(i)            No Brokers. No action has been taken by WAFD or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by WAFD to Keefe, Bruyette & Woods, Inc.

(j)            Regulatory Matters.

(i)            Since October 1, 2019, WAFD and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of WAFD and each of its Subsidiaries by the appropriate regulatory authorities, neither WAFD nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which WAFD believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on WAFD. The most recent regulatory rating given to WAFD Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of WAFD, since WAFD Bank’s last regulatory examination of Community Reinvestment Act compliance, WAFD Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii)            Except as set forth in Section 5.04(j)(ii) of WAFD’s Disclosure Schedules, neither WAFD nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has WAFD or any of its Subsidiaries, since October 1, 2019, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to WAFD. WAFD and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)            Neither WAFD nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)            (A) No Governmental Authority has initiated since September 30, 2019 or has pending any proceeding, enforcement action or, to WAFD’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of WAFD or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of WAFD or the applicable Subsidiary), or, to WAFD’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of WAFD or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)            WAFD and WAFD Bank are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of WAFD Bank under the Community Reinvestment Act is no less than “satisfactory.”  Neither WAFD nor WAFD Bank has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for Community Reinvestment Act purposes will change within one year, nor does WAFD have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices. WAFD has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(k)          Compliance With Laws. Each of WAFD and its Subsidiaries:

(i)            is, and at all times since September 30, 2019 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Electronic Fund Transfer Act and Regulation E of the CFPB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of WAFD and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since September 30, 2019 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to WAFD’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)            has received no notification or communication from any Governmental Authority (A) asserting that WAFD or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to WAFD’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(l)           Employee Benefit Plans.

(i)            All material currently effective benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by WAFD and WAFD Bank for the benefit of current or former employees of WAFD and its Subsidiaries and current or former directors or independent contractors of WAFD and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which WAFD and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “WAFD Benefit Plans”), as reasonably requested by LBC, have been provided or made available to LBC.

(ii)            Each WAFD Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such WAFD Benefit Plan is maintained.

(iii)            Other than as disclosed and identified as such in Section 5.04(l)(iii) of WAFD’s Disclosure Schedule, neither WAFD nor any entity considered to be a single employer with WAFD under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any WAFD Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m)         Tax Matters. (i) All Tax Returns that were or are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to WAFD or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to WAFD or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of WAFD and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of WAFD and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any Taxing Authority have been paid in full, (vi) no issues that have been raised by the relevant Taxing Authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a Taxing Authority in a jurisdiction where WAFD or any of its Subsidiaries does not already file Tax Returns that WAFD or a Subsidiary is or may be subject to taxation by that jurisdiction.

(n)            Information Technology. To WAFD’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of WAFD’s and its Subsidiaries respective businesses (collectively, “WAFD IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The WAFD IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted.  Neither WAFD nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the WAFD IT Systems.  Neither WAFD nor any of its Subsidiaries is in breach of any WAFD Contract related to any WAFD IT Systems.

(o)            Books and Records. The books and records of WAFD and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and tractions in respect of the business, assets, liabilities and affairs of WAFD and its Subsidiaries.

(p)            Required Vote; Antitakeover Provisions. The affirmative vote (or action by written consent) of a majority of the votes cast by holders of shares of WAFD Common Stock is necessary to approve the issuance of the WAFD Common Stock in the Merger. No other vote (or consent) of the shareholders of WAFD is required by law, the WAFD Articles, the WAFD Bylaws or otherwise to approve this Agreement and the Transaction.

(q)            Ownership of LBC Common Stock. None of WAFD or any of its Subsidiaries, or to WAFD’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of LBC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(r)            Absence of Certain Changes or Events. Since June 30, 2022, except as specifically contemplated by or as disclosed in this Agreement, there has not been any Material Adverse Effect with respect to WAFD or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to WAFD.

(s)            Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(t)            No Additional Representations. Except for the representations and warranties made by WAFD in this Section 5.04 and as Previously Disclosed, neither WAFD nor any other Person makes any express or implied representation or warranty with respect to WAFD, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WAFD hereby expressly disclaims any such other representations or warranties.

Article VI

COVENANTS

6.01       Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of LBC and WAFD agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02       Shareholder Approval.

(a)            LBC agrees to take, in accordance with applicable law and the LBC Articles and the LBC Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by LBC’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “LBC Meeting”). Except with the prior approval of WAFD, no other matters shall be submitted for the approval of the LBC shareholders at the LBC Meeting. Subject to Section 6.02(b), the LBC Board shall at all times prior to and during such LBC Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders (the “LBC Approval”) and shall not (x) withdraw, modify or qualify in any manner adverse to WAFD or the consummation of the Transaction such recommendation or (y) take any other action or make any other public statement in connection with the LBC Meeting inconsistent with such recommendation, or resolve or agree to take any of the actions described in either of the foregoing clauses (x) and (y) (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of LBC at the LBC Meeting for the purpose of approving the Agreement and any other matters required to be approved by LBC’s shareholders in order to consummate the Transaction. In addition to the foregoing, LBC shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)            Notwithstanding the foregoing, LBC and the LBC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)            LBC shall have complied in all material respects with Section 6.07;

(ii)            the LBC Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would more likely than not result in a breach of the LBC Board’s fiduciary duties under applicable law; and

(iii)            if the LBC Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the LBC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by WAFD pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) LBC shall notify WAFD, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to WAFD all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, LBC shall, and shall cause its financial and legal advisors to, during the period following LBC’s delivery of the notice referred to in clause (B) above, negotiate with WAFD in good faith for a period of up to five (5) Business Days (to the extent WAFD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)            WAFD agrees to take, in accordance with applicable law and the WAFD Articles and WAFD Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the WAFD Common Stock in the Merger and any other matters required to be approved by WAFD’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “WAFD Meeting”). The WAFD Board shall at all times prior to and during the WAFD Meeting recommend approval of the issuance of the WAFD Common Stock in the Merger and any other matters required to be approved by WAFD’s shareholders for consummation of the transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the “WAFD Approval”).

6.03        Registration Statement.

(a)            WAFD agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by WAFD with the SEC in connection with the issuance of the shares of WAFD Common Stock to the LBC shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the WAFD Meeting and the LBC Meeting and prospectus and other proxy solicitation materials of WAFD and LBC constituting a part thereof (the “Proxy Statement”) and all related documents). LBC shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and LBC, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. LBC agrees to cooperate with WAFD and WAFD’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. WAFD shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) calendar days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of LBC and WAFD agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. WAFD also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, LBC and WAFD shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.

(b)            Each of LBC and WAFD agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to LBC’s and WAFD’s respective shareholders and at the time(s) of the LBC Meeting and the WAFD Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of LBC and WAFD further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)            WAFD agrees to advise LBC promptly in writing after WAFD receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of WAFD Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent WAFD is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04       Regulatory Filings.

(a)            Each of WAFD and LBC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and WAFD shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) calendar days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of WAFD and LBC shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that WAFD shall not be required to provide LBC with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and written descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that WAFD shall not be required to provide LBC with confidential portions of any filing or other communication with a Governmental Authority.

(b)            Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05            Press Releases. LBC and WAFD shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that WAFD or LBC may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the written advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. LBC and WAFD shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06            Access; Information.

(a)            LBC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford WAFD and WAFD’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of LBC and its Subsidiaries and to such other information relating to LBC and its Subsidiaries as WAFD may reasonably request, provided that WAFD shall coordinate any and all meetings with LBC personnel with one or more designated representatives of LBC, and, during such period, LBC shall furnish promptly to WAFD (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of LBC and its Subsidiaries as WAFD may reasonably request. Notwithstanding the foregoing, LBC shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of LBC or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, LBC will work in good faith with WAFD to make appropriate substitute disclosure arrangements.

(b)            During the period from the date of this Agreement to the Effective Time, LBC shall, upon the request of WAFD, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of WAFD regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), LBC will deliver to WAFD its consolidated statement of financial condition and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, LBC will deliver to WAFD its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, LBC will deliver to WAFD a consolidated statement of financial condition and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(c)            WAFD agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford LBC and LBC’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of WAFD and its Subsidiaries and to such other information relating to WAFD and its Subsidiaries as LBC may reasonably request, provided that LBC shall coordinate any and all meetings with WAFD personnel with one or more designated representatives of WAFD, and, during such period, WAFD shall furnish promptly to LBC (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of WAFD and its Subsidiaries as LBC may reasonably request. Notwithstanding the foregoing, WAFD shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of WAFD or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, WAFD will work in good faith with LBC to make appropriate substitute disclosure arrangements.

(d)            During the period from the date of this Agreement to the Effective Time, WAFD shall, upon the request of LBC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of LBC regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending September 30), WAFD will deliver to LBC its consolidated statement of financial condition and consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, WAFD will deliver to LBC its consolidated statement of financial condition and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, WAFD will deliver to LBC a consolidated statement of financial condition and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.

(e)            All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of October 10, 2022 by and between WAFD and LBC (the “Confidentiality Agreement”).

(f)            No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07            Acquisition Proposals.

(a)            LBC agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any Confidential Information previously furnished by or on behalf of LBC or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither LBC nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any Confidential Information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than WAFD or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the LBC Meeting, if the LBC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would more likely than not result in a breach of the LBC Board’s fiduciary duties under applicable law, LBC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the LBC Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to WAFD and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by LBC after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to WAFD, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of LBC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of LBC or LB Savings, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of LBC or LB Savings or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving LBC or LB Savings, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of LBC Common Stock then outstanding or all or substantially all of LBC’s consolidated assets, which the LBC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with LBC’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the LBC Board, is reasonably likely to be obtained by such third party.

(b)            In addition to the obligations of LBC set forth in Section 6.07(a), LBC shall promptly (within 24 hours) advise WAFD orally and in writing of its receipt of any Acquisition Proposal and keep WAFD reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to WAFD all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to WAFD.

(c)            LBC agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of LBC or its Subsidiaries shall be deemed a breach of this Section 6.07 by LBC.

(d)            Nothing contained in this Agreement shall prevent LBC or the LBC Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e)            The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by LBC, its Subsidiaries or any Representative of LBC or its Subsidiaries. It is accordingly agreed that WAFD shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which WAFD is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, WAFD shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08            Certain Policies. Effective as of the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of WAFD, LBC shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to promptly modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of WAFD; provided, however, that no such modification or change made by LBC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of LBC or its management with any such adjustments.

6.09            Nasdaq Listing. WAFD shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of WAFD Common Stock to be issued to the LBC shareholders (i) as the Merger Consideration in connection with the Merger and (ii) in connection with the conversion of the unvested restricted shares of LBC Common Stock into shares of WAFD Common Stock.

6.10            Indemnification.

(a)            From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, WAFD and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of LBC or a LBC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of LBC or any LBC Subsidiary or is or was serving at the request of LBC or any LBC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the LBC Articles and the LBC Bylaws or any agreement, arrangement or understanding which has been set forth on Schedule 6.10(a), in each case as in effect on the date hereof. WAFD shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by LBC pursuant to the LBC Articles and the LBC Bylaws or any agreement, arrangement or understanding which has been set forth on Schedule 6.10(a), in each case as in effect on the date hereof.

(b)            Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)            WAFD (and the Surviving Corporation) shall maintain LBC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by LBC’s existing policy, including WAFD’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall WAFD be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by LBC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, WAFD shall obtain what it reasonably determines to be the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. WAFD shall provide proof of such coverage to LBC no later than ten (10) Business Days prior to the Effective Time.

(d)            The obligations of WAFD and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the effected Indemnified Party or Parties and/or such other Person, as the case may be. If WAFD or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WAFD shall assume the obligations set forth in this Section 6.10.

(e)            The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11            Benefit Plans.

(a)            As soon as administratively practicable after the Effective Time, WAFD shall take all reasonable action so that employees of LBC and its Subsidiaries who continue to remain employed by WAFD or its Subsidiaries (“Continuing Employees”) shall be entitled to participate in each WAFD Benefit Plan of general applicability to the same extent as similarly-situated employees of WAFD and its Subsidiaries (it being understood that inclusion of the Continuing Employees in the WAFD Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of LBC and its Subsidiaries until such Continuing Employees are permitted to participate in the WAFD Benefit Plans and provided further, however, that nothing contained herein shall require WAFD or any of its Subsidiaries to make any grants to any former employee of LBC and its Subsidiaries under any discretionary equity compensation plan of WAFD. WAFD shall cause each WAFD Benefit Plan in which Continuing Employees of LBC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the WAFD Benefit Plans, the service of such Continuing Employees with LBC and its Subsidiaries to the same extent as such service was credited for such purpose by LBC and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a WAFD Benefit Plan. Nothing herein shall limit the ability of WAFD to amend or terminate any of the WAFD Benefit Plans or the LBC Benefit Plans in accordance with their terms at any time.

(b)            At and following the Effective Time, WAFD shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of LBC and its Subsidiaries and current and former directors of LBC and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of LBC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.

(c)            At such time as the Continuing Employees become eligible to participate in a medical, dental, health, life or disability plan of WAFD or its Subsidiaries, WAFD shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of WAFD, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation, (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under a corresponding LBC Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the WAFD Benefit Plans, and (iv) for a period of at least two (2) years, be sponsored by one or more of the entities specified on Schedule 6.11(c).

(d)            LBC and WAFD shall cooperate in good faith to determine a mutually agreed communications plan with respect to employment decisions regarding Continuing Employees. By January 31, 2023 (or such other date as mutually agreed among the Parties), WAFD shall identify and deliver offer letters to the Continuing Employees. Those employees of LBC and its Subsidiaries who are not offered employment by WAFD or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver the termination and release agreement accompanying the severance policy adopted by LBC and set forth on Schedule 6.11(d), within 30 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy set forth on Schedule 6.11(d). If LBC or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d)  shall be construed or interpreted to limit or modify in any way WAFD’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of LBC or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

(e)            Prior to the Closing, LBC shall have paid into the Luther Burbank Corporation 401(k) Plan (the “LBC Retirement Plan”) all discretionary employer contributions required to be paid to the LBC Retirement Plan pursuant to its terms, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, LBC shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to WAFD, to terminate the LBC Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the LBC Retirement Plan for all participants who currently maintain an account under the LBC Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. LBC shall provide WAFD with evidence of the termination of the LBC Retirement Plan.

(f)            Each of LBC and WAFD acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of LBC and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of WAFD to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by WAFD or any of its Subsidiaries. Each of LBC and WAFD agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with LBC, WAFD or any of their respective Subsidiaries or to any compensation or benefit.

6.12            Appointment of Directors; Regional President.

(a)            WAFD and WAFD Bank agree to take all action necessary to cause each of the WAFD Board and WAFD Bank Board to be comprised of twelve (12) members as of the Effective Time and to appoint or elect, effective as of the Effective Time, two (2) new directors who shall be recommended by LBC and be agreeable to WAFD (WAFD’s consent shall not be unreasonably withheld, conditioned or delayed). Each individual shall serve until the next annual meeting of shareholders of WAFD following the Effective Time at which the class of directors to which such appointee shall be appointed is presented to shareholders for reelection. In the event an appointee is appointed to a class of WAFD directors who will be presented to WAFD’s shareholders for reelection within twenty-four (24) months following the Closing Date, WAFD shall include such individual on the list of nominees for director presented by the WAFD Board and for which the WAFD Board shall solicit proxies at such annual meeting of shareholders of WAFD, to serve for the applicable term for the appointee’s class of directors and until such appointee’s successor shall be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the WAFD Board.

(b)            Effective as of the Effective Time, WAFD shall appoint an officer of LBC or LB Savings, to be agreed to by WAFD and LBC, as the Regional President for California for WAFD and WAFD Bank.

6.13            Notification of Certain Matters. Each of LBC and WAFD shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14            Estoppel Letters. LBC shall use its commercially reasonable efforts to take the actions set forth on Schedule 6.14 with respect to the real estate (i) leased to LBC or a LBC Subsidiary and (ii) leased by LBC or a Subsidiary of LBC to one or more third parties.

6.15            Assumption of Debt Obligations. As of the Effective Time, WAFD shall have assumed or caused one of its Subsidiaries to assume the obligations under the LBC Debt Obligations. In connection therewith, WAFD and LBC shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumptions effective.

6.16            Antitakeover Statutes. Each of WAFD and LBC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17            Consents. LBC shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18            Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of WAFD and LBC shall take all steps as may be necessary or appropriate to cause any disposition of shares of LBC Common Stock or conversion of any derivative securities in respect of such shares of LBC Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19            Luther Burbank Corporation Foundation. LBC and WAFD shall use their respective reasonable efforts to transition the Luther Burbank Corporation Foundation to WAFD’s management and direction effective as of the Effective Time.

6.20            Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the LBC Group shall be terminated as of the Closing Date and, after the Closing Date, no member of the LBC Group shall be bound thereby or have any liability thereunder.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)            Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of LBC Common Stock and the holders of the requisite number of outstanding shares of WAFD Common Stock shall have approved the issuance of the shares of WAFD Common Stock in the Merger.

(b)            Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require WAFD or LBC to take any action or commit to take any action that would reasonably be likely to have a Material Adverse Effect on WAFD after giving effect to the Merger (measured on a scale relative to LBC and its Subsidiaries, taken as a whole).

(c)            No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes illegal consummation of the Transaction.

(d)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            Listing. The shares of WAFD Common Stock to be issued to the LBC shareholders (i) as the Merger Consideration in the Merger and (ii) in connection with the conversion of the unvested restricted shares of LBC Common Stock into shares of WAFD Common Stock, shall have been approved for listing on the Nasdaq.

7.02            Conditions to Obligation of LBC. The obligation of LBC to consummate the Merger is also subject to the fulfillment or written waiver by LBC prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of WAFD set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and LBC shall have received a certificate, dated the Effective Date, signed on behalf of WAFD by the Chief Executive Officer and the Chief Financial Officer of WAFD to such effect.

(b)            Performance of Obligations of WAFD. WAFD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LBC shall have received a certificate, dated the Effective Date, signed on behalf of WAFD by the Chief Executive Officer and the Chief Financial Officer of WAFD to such effect.

(a)            Tax Opinion. LBC shall have received the written opinion of Holland & Knight LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of WAFD, LBC and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

(c)      Other Actions. WAFD shall have furnished LBC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as LBC may reasonably request.

7.03            Conditions to Obligation of WAFD. The obligation of WAFD to consummate the Merger is also subject to the fulfillment or written waiver by WAFD prior to the Closing of each of the following conditions:

(a)            Representations and Warranties. The representations and warranties of LBC set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and WAFD shall have received a certificate, dated the Effective Date, signed on behalf of LBC by the Chief Executive Officer and the Chief Financial Officer of LBC to such effect.

(b)            Performance of Obligations of LBC. LBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and WAFD shall have received a certificate, dated the Effective Date, signed on behalf of LBC by the Chief Executive Officer and the Chief Financial Officer of LBC to such effect.

(c)            Tax Opinion. WAFD shall have received the written opinion of Davis Wright Tremaine LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of WAFD, LBC and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

(d)            Other Actions. LBC shall have furnished WAFD with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as WAFD may reasonably request.

Article VIII

TERMINATION

8.01            Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time (whether before or after receipt of the LBC Approval or the WAFD Approval):

(a)            Mutual Consent. By the mutual consent in writing of WAFD and LBC.

(b)            Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by WAFD or LBC in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or 7.02(b) or Section 7.03(a) or 7.03(b), as the case may be.

(c)            Delay. By WAFD or LBC in the event the Merger is not consummated by November 30, 2023 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Key Shareholders (if LBC is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Key Shareholder Agreement; provided, that the Outside Date may be extended to February 29, 2024 by either WAFD or LBC by written notice to the other party if the Closing shall not have occurred by November 30, 2023, and on such date, the condition set forth in Section 7.01(b) has not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, further, that such conditions would have been capable of being satisfied on the Outside Date).

(d)            No Regulatory Approval. By WAFD or LBC in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or any Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)            No LBC Shareholder Approval. By WAFD if the LBC Approval shall not have been obtained by reason of the failure to obtain the required vote at the LBC Meeting or at any adjournment or postponement thereof.

(f)            LBC Failure to Recommend; Etc. By WAFD if, prior to the LBC meeting, (i) LBC shall have materially breached the provisions of Section 6.07 in any respect adverse to WAFD, (ii) the LBC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of WAFD, or (iii) LBC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the LBC Meeting in accordance with Section 6.02.

(g)            Superior Proposal. Prior to receipt of the LBC Approval at the LBC Meeting or any adjournment or postponement thereof, by LBC to the extent permitted by, and subject to compliance with, this Agreement, including Section 6.07, if (i) the LBC Board authorizes LBC to enter into a binding written agreement with respect to a Superior Proposal and (ii) LBC pays to WAFD the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(h)            No WAFD Shareholder Approval. By LBC if the WAFD Approval shall not have been obtained by reason of the failure to obtain the required vote at the WAFD Meeting or at any adjournment or postponement thereof.

(i)            Certain Tender or Exchange Offers. By WAFD if a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of LBC Common Stock is commenced (other than by WAFD or a Subsidiary thereof), and the LBC Board recommends that the shareholders of LBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

8.02            Effect of Termination and Abandonment.

(a)            In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither WAFD nor LBC shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)            The parties hereto agree that LBC shall pay WAFD the sum of $26.17 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)            if this Agreement is terminated pursuant to Section 8.01(f), 8.01(g) or 8.01(i), LBC shall pay the entire Termination Fee to WAFD on the second Business Day following the termination of this Agreement; or

(ii)            if this Agreement is terminated by (A) WAFD pursuant to Section 8.01(b), (B) either WAFD or LBC pursuant to Section 8.01(c) and at the time of such termination no vote of the LBC shareholders contemplated by this Agreement at the LBC Meeting shall have occurred, or (C) WAFD pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of LBC or the LBC Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of LBC contemplated by this Agreement at the LBC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within nine (9) months after such termination LBC enters into an agreement with respect to a Control Transaction, which was the subject of such Acquisition Proposal, then LBC shall pay to WAFD an amount equal to $19.63 million on the date of execution of such agreement and upon consummation of such Control Transaction at any time thereafter, LBC shall pay to WAFD the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with LBC within 12 months after such termination, then LBC shall pay to WAFD the Termination Fee (less any amount previously paid by LBC pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of LBC or LB Savings or a majority of the assets of LBC or LB Savings, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of LBC or by any Person other than LBC or its Subsidiaries of more than 50% of the voting power of LB Savings or (iii) any merger, consolidation or other business combination transaction involving LBC or any of its Subsidiaries as a result of which the shareholders of LBC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by WAFD. Under no circumstances shall LBC be obligated to pay the entire Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the entire Termination Fee becomes payable and is paid by LBC pursuant to this Section 8.02(b), the Termination Fee shall be WAFD’s sole and exclusive remedy under this Agreement.

(c)            LBC and WAFD agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement WAFD would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by LBC. If LBC fails to pay WAFD the amounts due under Section 8.02(b) above within the time periods specified in Section 8.02(b), LBC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by WAFD in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided WAFD prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Article IX

MISCELLANEOUS

9.01            Survival . No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02            Waiver; Amendment . Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the LBC shareholders, no amendment shall be made which by law requires further approval by the shareholders of LBC without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of LBC, the approval of the principal terms of this Agreement by the LBC shareholders will be deemed to have granted LBC the authority to amend such dates without such further approval.

9.03            Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04            Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

9.05            Expenses . Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transaction, including fees and expenses of its own financial consultants, accountants and counsel; provided, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06            Notices . All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to LBC to:

Luther Burbank Corporation

520 Third Street, 4th Floor

Santa Rosa, CA 95401

Attention:  Simone F. Lagomarsino, President and

    Chief Executive Officer

Email: SLagomarsino@lbsavings.com

With a copy to:

Holland & Knight, LLP

800 17th Street, N.W.

Washington, DC 20006

Attention:  Jeffrey D. Haas, Esq.

    Shawn M. Turner, Esq.

Fax: (202) 955-5564

If to WAFD to:

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Attention:  Brent J. Beardall, President and

    Chief Executive Officer

Email: legal@wafd.com

With a copy to:

Davis Wright Tremaine LLP

920 Fifth Ave.

Ste. 3300

Seattle, WA 98104-1610

Attention:  Andrew J. Schultheis, Esq.

Email: andrewschultheis@dwt.com

9.07            Entire Understanding; Limited Third Party Beneficiaries. This Agreement (including the agreements, documents and instruments referred to herein) represent the entire understanding of the parties hereto with reference to the Transaction and supersede any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Except for the Indemnified Parties’ right to enforce WAFD’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08            Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on LBC or WAFD, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09            Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10            Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. The term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives, (ii) included in the virtual data room of a party or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case not less than four (4) Business Days prior to the date hereof.

9.11            Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12            Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, WAFD may at any time modify the structure of the acquisition of LBC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of LBC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the United States federal income Tax treatment to LBC’s shareholders in connection with the Merger (including, but not limited to, any such change that would result in the Merger failing to qualify as a reorganization described in Section 368(a) of the Code), and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

9.13            Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:	/s/ Brent J. Beardall
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:	/s/ Vincent Beatty
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK CORPORATION

By:	/s/ Simone F. Lagomarsino
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:	/s/ Laura Tarantino
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of November 13, 2022, among __________________, a shareholder (“Shareholder”) of Luther Burbank Corporation, a California corporation (“LBC”), Washington Federal, Inc., a Washington corporation (“WAFD”), and, solely for purposes of the last sentence of Section 8, LBC. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, LBC and WAFD are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which LBC will merge with and into WAFD on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of LBC Common Stock will be converted into shares of WAFD Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of LBC Common Stock identified on Exhibit I hereto (such shares, together with all shares of LBC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce WAFD to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of LBC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of LBC, or in connection with any written consent of the shareholders of LBC, Shareholder shall:

(a)            appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of LBC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the Exchange Ratio, (y) changes the form of all or any portion of the Merger Consideration and/or (z) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a “Material Merger Agreement Change”), this Section 1 shall be inapplicable.

2.            Transfer of Shares.

(a)            Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the LBC Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of LBC Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the LBC Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)            Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.            Limitations on Sales.1 Shareholder hereby agrees that, during the thirty-six (36) month period immediately following the Closing Date, Shareholder shall not sell, transfer, pledge, hypothecate, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares in excess of the amounts set forth below without WAFD's prior written consent:

Relevant Period	Maximum Number of Shares
Months 1 through 12	[●]
Months 13 through 24	[●]
Months 25 through 36	[●]

1 This Section 3 will be included only in the Shareholder Agreement entered into by LBC’s Board Chair and shall provide for the sale of one-third of the Shares during each of the 12-month periods indicated.

4.            Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with WAFD as follows:

(a)            Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)            Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)            Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)            Ownership. Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of LBC Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)            Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)            Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.            No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to LBC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of LBC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of LBC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than WAFD with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent a Shareholder who is an officer or a member of the LBC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

6.            Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify WAFD promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of LBC Common Stock or other securities of LBC of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were LBC.

7.            Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to WAFD if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, WAFD will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that WAFD may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with WAFD’s seeking or obtaining such equitable relief.

8.            Term of Agreement; Termination.

(a)            The term of this Agreement shall commence on the date hereof.

(b)            This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger, (iii) the date, if any, of any Material Merger Agreement Change and (iv) the date the Shares have been voted at the LBC Meeting as provided for in Section 1(b)(x), and provided that at least a majority of all of the issued and outstanding shares of LBC Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transaction contemplated thereby at the LBC Meeting. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. [Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions of Section 3 shall survive for a period of three (3) years from the Closing Date.]2

9.            Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs LBC to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof. LBC agrees that it shall comply with such stop transfer instructions.

10.            Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.            Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

2 Included only if Section 3 (Limitations on Sales) is included.

If to WAFD to:

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Attention:  Brent J. Beardall, President and

    Chief Executive Officer

Email: legal@wafd.com

With a copy to:

Davis Wright Tremaine LLP

920 Fifth Ave.

Ste. 3300

Seattle, WA 98104-1610

Attention: Andrew J. Schultheis, Esq.

Email: andrewschultheis@dwt.com

If to Shareholder to:

If to LBC to:

Luther Burbank Corporation

520 Third Street, 4th Floor

Santa Rosa, CA 95401

Attention:  Simone F. Lagomarsino, President and

    Chief Executive Officer

Email: SLagomarsino@lbsavings.com

With a copy to:

Holland & Knight, LLP

800 17th Street, N.W.

Washington, DC 20006

Attention:  Jeffrey D. Haas, Esq.

    Shawn M. Turner, Esq.

Fax: (202) 955-5564

12.            Miscellaneous.

(a)            Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)            Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of LBC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of LBC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of LBC.

(c)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)            Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)            Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)            Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)            Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13.            Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON FEDERAL, INC.

By:
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK CORPORATION

By:
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer

SHAREHOLDER

(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of LBC Common Stock Beneficially Owned

ANNEX B

FORM OF

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of ____________, 202_ (“Bank Merger Agreement”), by and between Luther Burbank Savings (“LB Savings”) and Washington Federal Bank, dba WAFD Bank (“WAFD Bank”).

WITNESSETH:

WHEREAS, LB Savings is a California-chartered bank and wholly-owned subsidiary of Luther Burbank Corporation, a California corporation (“LBC”), which has its principal place of business in Santa Rosa, California; and

WHEREAS, WAFD Bank is a Washington bank and a wholly-owned subsidiary of Washington Federal, Inc. (“WAFD”), which has its principal place of business in Seattle, Washington; and

WHEREAS, WAFD and LBC have entered into an Agreement and Plan of Reorganization, dated as of November 13, 2022 (the “Agreement”), pursuant to which LBC will merge with and into WAFD, with WAFD as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of LB Savings and WAFD Bank have approved and deemed it advisable to consummate the merger provided for herein in which LB Savings would merge with and into WAFD Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

WHEREAS, it is the intention of the parties to this Bank Merger Agreement that the Merger provided for herein be treated for United States federal income Tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Bank Merger Agreement is intended to be and is adopted as a “plan of reorganization” (as such term is used in Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g)) for such purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, LB Savings shall merge with and into WAFD Bank (the “Merger”) pursuant to the applicable laws of the State of Washington and the State of California. WAFD Bank shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of LB Savings shall cease.

2.            Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of WAFD Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.            Name; Offices. The name of the Surviving Bank shall be “Washington Federal Bank, dba WAFD Bank.” The main office of the Surviving Bank shall be the main office of WAFD Bank immediately prior to the Effective Time. All branch offices of LB Savings and WAFD Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by LB Savings and WAFD Bank and applicable regulatory authorities after the date hereof.

4.            Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of WAFD Bank immediately prior to the Merger, except that [●] and [●] shall be appointed as directors of Surviving Bank effective as of the Effective Time (as defined below).

5.            Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided pursuant to the applicable laws of the State of Washington and the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)            all rights, franchises and interests of LB Savings in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by LB Savings immediately prior to the Effective Time; and

(b)            the Surviving Bank shall be liable for all liabilities of LB Savings, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of LB Savings shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Time.

6.            Effect on Shares of Stock.

(a)            LB Savings. As of the Effective Time, each share of LB Savings common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of LB Savings common stock held in the treasury of LB Savings prior to the Effective Time shall be retired and cancelled.

(b)            WAFD Bank. Each share of the WAFD Bank’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

7.            Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.            Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, pursuant to the laws of the State of Washington.

9.            Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of WAFD Bank and LB Savings at any time prior to the Effective Time.

10.            Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.            Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

12.            Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by LB Savings and WAFD Bank.

13.            Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of LB Savings as offices of WAFD Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

14.            Procurement of Approvals. LB Savings and WAFD Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

15.            Effectiveness of Merger. The Merger shall become effective upon the filing and approval of a Certificate of Merger with and by the Washington State Department of Financial Institutions pursuant to the Revised Code of Washington, or such later time as set forth in such filing (the “Effective Time”).

16.            Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to therein and herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of WAFD Bank and LB Savings has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

WASHINGTON FEDERAL BANK, NATIONAL ASSOCIATION

By:
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK SAVINGS

By:
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer